Exhibit 99.1

PRESS RELEASE

MICHAEL STEINHARDT TO BECOME CHAIRMAN OF IDT
CORPORATION SUBSIDIARY, ISRAEL ENERGY INITIATIVES

Noted Investor and Money Manager Invests in Genie Energy

NEWARK, NJ – April 19, 2010: Genie Energy Corporation (Genie), a subsidiary of IDT Corporation (NYSE: IDT, IDT.C), announced today that legendary Wall Street investor Michael Steinhardt has agreed to serve as Chairman of the Board of Israel Energy Initiatives Ltd (IEI), Genie’s Israel-based alternative energy affiliate.

IEI holds an exclusive Shale Oil Exploration and Production License awarded in July 2008 by the Israeli Ministry of National Infrastructure, covering approximately 238 square kilometers in the Shfela basin region in Israel.  Mr. Steinhardt has also agreed to purchase a minority interest in Genie, which constitutes IDT’s energy businesses including IEI, IDT Energy, its energy services company, and American Shale Oil, IDT’s joint venture with Total SA.

After beginning his career as an analyst at Loeb, Rhodes & Co, Michael Steinhardt founded an early and hugely successful hedge fund, Steinhardt, Fine, Berkowitz & Co., in 1967.  The fund delivered returns nearly three times the S&P 500 average over thirty years.

“We are very excited to have an individual of the caliber and with the experience of Michael Steinhardt join the IEI board,” said Wes Perry, Chairman of the Board of Genie.  “His input will be appreciated and important as IEI pursues its business plan.”

“I am personally overjoyed and professionally proud to welcome Michael Steinhardt to the IDT family,” said Howard Jonas, Chairman and Chief Executive Officer of IDT Corporation.  “Michael is a man of stature with a track record as one of the most successful money managers in the history of Wall Street. We share a vision of energy independence for the US and Israel powered by the vast oil shale reserves in these two free countries. Michael’s perspective and business judgment will be invaluable to the development of IEI’s business.”

“I am pleased to be associated with Genie Energy and IEI,” said Michael Steinhardt. “The talented teams that they have assembled and the exciting prospects that they are developing particularly in oil shale have inspired me to join and become actively involved.”

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively. Genie Energy is a subsidiary of IDT Corporation and is currently comprised of IDT’s interests in IDT Energy, American Shale Oil, LLC (AMSO), and Israel Energy Initiatives (IEI).

Investor Relations
IDT Corporation
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net